CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As independent Certified Public Accountants, we hereby consent to the inclusion of our audit report concerning the financial statements of Quadra Projects, Inc. for the year ended November 30, 2010 in a filing of that company on Form 10-K.

/s/ Jeffrey & Company
Jeffrey & Company, Certified Public Accountants

Wayne, New Jersey 07470
March 5, 2011

CONSENT – QUADRA10K/Y